Freeport Reports
First-Quarter 2026 Results
•First-quarter 2026 operating results:
◦Consolidated copper and gold sales exceeded January 2026 estimates
◦Consolidated average unit net cash costs favorable to January 2026 estimates
•Commenced phased ramp-up of the Grasberg Block Cave underground mine in March 2026. Projected ramp-up schedule has been adjusted to incorporate modifications to material handling systems
•Entered into Memorandum of Understanding with the Indonesia government for a life of resource extension of operating rights for PT Freeport Indonesia in the Grasberg minerals district
•Progressing organic copper growth projects, including:
◦Submitted environmental impact statement for potential major expansion at El Abra in Chile
◦Advanced innovative leaching technologies and potential major brownfield expansions in Arizona
•Strong financial position and favorable long-term outlook

•Net income attributable to common stock in first-quarter 2026 totaled $881 million, $0.61 per share, and adjusted net income attributable to common stock totaled $830 million, $0.57 per share.
•Consolidated production totaled 662 million pounds of copper, 97 thousand ounces of gold and 22 million pounds of molybdenum in first-quarter 2026.
•Consolidated sales totaled 657 million pounds of copper, 121 thousand ounces of gold and 24 million pounds of molybdenum in first-quarter 2026.
•Consolidated sales are expected to approximate 3.1 billion pounds of copper, 650 thousand ounces of gold and 90 million pounds of molybdenum for the year 2026, including 690 million pounds of copper, 140 thousand ounces of gold and 22 million pounds of molybdenum in second-quarter 2026. Revised sales estimates for the year 2026 primarily reflect timing adjustments to the Grasberg Block Cave ramp-up schedule.
•Average realized prices were $5.78 per pound for copper, $4,889 per ounce for gold and $25.21 per pound for molybdenum in first-quarter 2026.
•Average unit net cash costs were $1.91 per pound of copper in first-quarter 2026 and are expected to average $1.95 per pound of copper for the year 2026.
•Operating cash flows totaled $1.5 billion, including $0.1 billion of working capital and other sources, in first-quarter 2026. Assuming prices of $6.00 per pound for copper, $4,500 per ounce for gold and $25.00 per pound for molybdenum for the remainder of 2026, operating cash flows are expected to approximate $8.7 billion, including $0.2 billion of working capital and other sources, for the year 2026.
•Capital expenditures totaled $1.0 billion, including $0.6 billion for major mining projects, in first-quarter 2026. Capital expenditures are expected to approximate $4.3 billion, including $3.0 billion for major mining projects, for the year 2026.
•At March 31, 2026, consolidated debt totaled $9.4 billion and consolidated cash and cash equivalents totaled $3.7 billion. At March 31, 2026, net debt totaled $2.4 billion, excluding $3.2 billion of debt for PT Freeport Indonesia’s (PTFI) smelter and precious metals refinery (PMR) (collectively, PTFI’s downstream processing facilities). Refer to the supplemental schedule, “Net Debt,” on page VII.
•During first-quarter 2026, FCX purchased 1.7 million shares of its common stock for a total cost of $93 million ($54.25 average cost per share).

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PHOENIX, AZ, April 23, 2026 – Freeport (NYSE: FCX) reported first-quarter 2026 net income attributable to common stock of $881 million, $0.61 per share, and adjusted net income attributable to common stock of $830 million, $0.57 per share after excluding after-tax net credits totaling $51 million, $0.04 per share, primarily for an insurance settlement associated with the September 2025 mud rush incident, partly offset by idle facility and restoration costs at PTFI. For additional information, refer to the supplemental schedule, “Adjusted Net Income,” on page VI.

Kathleen Quirk, President and Chief Executive Officer, said, “Our first quarter financial results reflect the strength of our diversified portfolio with growth in revenues, cash flow and earnings, compared with last year’s first quarter, despite reduced capacity at our Indonesia operations. Freeport’s global team is focused on restoring operations at Grasberg safely and sustainably, driving new technologies and efficiency programs to increase the profitability of our Americas operations and pursing our highly attractive portfolio of organic growth options to generate value for shareholders. Freeport is strongly positioned as “America’s Copper Champion” and as a global leader in copper with large scale, geographically diverse operations and a pipeline of near-, medium- and long-term growth options to support a growing market.”

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2026	2025
	(in millions, except per share amounts)
Revenues[a,b]	$6,234	$5,728
Operating income[a,c]	$2,137	$1,303
Net income attributable to common stock[b,c,d]	$881	$352
Diluted net income per share of common stock[b,c,d]	$0.61	$0.24
Diluted weighted-average common shares outstanding	1,444	1,444
Operating cash flows[e]	$1,495	$1,058
Capital expenditures	$973	$1,172
At March 31:
Cash and cash equivalents	$3,737	$4,385
Total debt, including current portion	$9,414	$9,404

a.For segment financial results, refer to the supplemental schedule, “Business Divisions and Segments,” beginning on page VIII.
b.Includes favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $34 million ($12 million to net income attributable to common stock or $0.01 per share) in first-quarter 2026 and $70 million ($24 million to net income attributable to common stock or $0.02 per share) in first-quarter 2025. For further discussion, refer to the supplemental schedule, “Derivative Instruments,” on page VII.
c.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to operating income totaling $70 million ($23 million to net income attributable to common stock or $0.02 per share) in first-quarter 2026 and $114 million ($34 million to net income attributable to common stock or $0.02 per share) in first-quarter 2025. Refer to the supplemental schedule, “Deferred Profits,” on page VIII.
d.Includes after-tax net credits (charges) totaling $51 million ($0.04 per share) in first-quarter 2026 and $(6) million (less than $0.01 per share) in first-quarter 2025, that are described in the supplemental schedule, “Adjusted Net Income,” on page VI.
e.Cash provided by (used for) working capital totaled $0.1 billion in first-quarter 2026 and $(0.3) billion in first-quarter 2025.

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SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2026		2025
Copper (millions of recoverable pounds)
Production	662		868
Sales, excluding purchases	657		872
Average realized price per pound	$5.78		$4.44
Site production and delivery costs per pound[a]	$3.29	[b]	$2.59
Unit net cash costs per pound[a]	$1.91	[b]	$2.07
Gold (thousands of recoverable ounces)
Production	97		287
Sales	121		128
Average realized price per ounce	$4,889		$3,072
Molybdenum (millions of recoverable pounds)
Production	22		23
Sales, excluding purchases	24		20
Average realized price per pound	$25.21		$21.67
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs (credits) by operating division to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X.
b.Excludes idle facility and restoration costs associated with the September 2025 mud rush incident at PTFI. Refer to “Adjusted Net Income,” on page VI for a summary of these charges.

Consolidated Sales Volumes
Copper
•First-quarter 2026 sales of 657 million pounds were higher than January 2026 estimate of 640 million pounds, primarily reflecting timing of shipments. As expected, first-quarter 2026 sales were below first-quarter 2025 sales of 872 million pounds, reflecting lower operating rates at PTFI following the September 2025 mud rush incident.
Gold
•First-quarter 2026 sales of 121 thousand ounces were significantly higher than January 2026 estimate of 60 thousand ounces, primarily reflecting timing of refined gold sales in Indonesia. As expected, first-quarter 2026 sales were below first-quarter 2025 sales, reflecting lower operating rates at PTFI following the September 2025 mud rush incident.
Molybdenum
•First-quarter 2026 sales of 24 million pounds were higher than January 2026 estimate of 22 million pounds and first-quarter 2025 sales of 20 million pounds, primarily reflecting timing of shipments.
Consolidated sales volumes for the year 2026 are expected to approximate 3.1 billion pounds of copper, 650 thousand ounces of gold and 90 million pounds of molybdenum, including 690 million pounds of copper, 140 thousand ounces of gold and 22 million pounds of molybdenum in second-quarter 2026. Current sales estimates for the year 2026 are lower than January 2026 estimates of 3.4 billion pounds of copper and 0.8 million ounces of gold, primarily reflecting a projected delay in achieving full ramp-up of the Grasberg Block Cave underground mine pending modifications to ore loading infrastructure. Refer to “Grasberg Block Cave Ramp-Up” beginning on page 7 for further information.
Consolidated copper and gold production volumes for the year 2026 are expected to exceed sales volumes, reflecting deferrals of approximately 100 million pounds of copper and 50 thousand ounces of gold associated with inventory held at PTFI’s smelting operations.

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Consolidated Unit Net Cash Costs
Consolidated unit net cash costs (net of by-product credits and excluding idle facility and restoration costs associated with the September 2025 mud rush incident at PTFI) for FCX’s copper mines averaged $1.91 per pound of copper in first-quarter 2026, which were favorable to the January 2026 estimate of $2.60 per pound, primarily reflecting higher by-product credits. First-quarter 2026 average unit cash costs were favorable to first-quarter 2025 average unit net cash costs of $2.07 per pound of copper, primarily reflecting higher by-product credits, partly offset by lower copper volumes at PTFI.
Following the September 2025 mud rush incident and until PTFI’s operations return to normal capacity, a portion of PTFI's production and delivery costs will be recognized as idle facility costs, which are non-inventoriable. Idle facility and restoration costs associated with the September 2025 mud rush incident at PTFI totaled $406 million in first-quarter 2026, which were excluded from consolidated unit net cash costs.
Based on achievement of current sales volume and cost estimates and assuming average prices of $4,500 per ounce of gold and $25.00 per pound of molybdenum for the remainder of 2026, consolidated unit net cash costs (net of by-product credits and excluding idle facility and restoration costs associated with the September 2025 mud rush incident at PTFI) for FCX’s copper mines are expected to average $1.95 per pound of copper for the year 2026 (including $2.24 per pound of copper in second-quarter 2026). Following the onset of military conflict in the Middle East in late February 2026, costs for certain petroleum-based energy products, sulfur and sulfuric acid, and other consumables have risen significantly. Prices for diesel fuel and sulfuric acid have been highly volatile with significant regional dislocation. Accordingly, current cost estimates for the year 2026 are higher than January 2026 estimates, reflecting revised sales volumes at PTFI (refer to “Grasberg Block Cave Ramp-Up” beginning on page 7 for further information) and higher costs for energy and other consumables, partly offset by higher by-product credits.
The impact of price changes on consolidated unit net cash costs for the remainder of 2026 would approximate $0.02 per pound of copper for each $100 per ounce change in the average price of gold and $0.03 per pound of copper for each $2 per pound change in the average price of molybdenum.
Projected sales volumes and unit net cash costs for the year 2026 are dependent on operational performance; the ramp-up of the Grasberg Block Cave underground mine at PTFI; impacts related to the conflict in the Middle East, including changes in energy costs and other consumables; weather-related conditions; timing of shipments and other factors detailed in the “Cautionary Statement” below.
Responsible Production
2025 Annual Report on Sustainability. FCX has published its 2025 Annual Report on Sustainability on its website at fcx.com/sustainability, marking FCX’s 25th year of reporting on its progress. FCX is committed to building upon its achievements in sustainability and its position as a leading responsible copper producer.

OPERATIONS
Leaching and Technology Innovation Initiatives. FCX is incorporating new applications, technologies and data analytics into its leaching processes across its United States (U.S.) and South America operations. Incremental copper production from these initiatives totaled 54 million pounds in first-quarter 2026 and 214 million pounds for the year 2025.
FCX continues to apply operational enhancements on a larger scale and is advancing testing of innovative technology to increase production from these initiatives. FCX is targeting annual production of approximately 300 million pounds of copper from these initiatives in 2026, with potential for further significant increases in recoverable metal in future years. FCX is deploying large-scale testing of an internally developed additive product at its Morenci operations with encouraging early results. In addition, FCX has identified other possible additives with strong potential and plans to apply heat to its stockpiles together with the new additives to further enhance recoveries. Continued success with these initiatives would be expected to contribute to additions in recoverable copper in leach stockpiles and favorably impact average unit net cash costs.
In addition to its innovative leaching initiatives, FCX is pursuing opportunities to leverage new technologies and analytic tools in automation and operating practices with a goal of improving operating efficiencies and reducing costs and capital intensity of its current operations and future development projects. FCX believes these leaching and technology initiatives are particularly important to its U.S. operations, which have lower ore grades.

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United States. FCX manages seven copper operations in the U.S. – Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. FCX also operates a copper smelter and rod mill in Miami, Arizona, and copper refinery and rod mill in El Paso, Texas. In addition to copper, certain of these operations produce molybdenum concentrate, gold and silver.
All of FCX’s U.S. operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Development Activities. FCX has substantial reserves, resources and future opportunities for organic growth in the U.S. associated with existing operations. Several initiatives are under way to target significant future growth in U.S. copper operations, including the leaching and technology innovation initiatives discussed above.
FCX has defined an opportunity to more than double the concentrator capacity of the Bagdad operation in northwest Arizona. Bagdad’s reserve life currently exceeds 80 years and supports an expanded operation. FCX completed technical and economic studies in late 2023 and is updating these studies in advance of a potential investment decision during the second half of 2026. These studies indicate the opportunity to construct new concentrating facilities to increase copper production by 200 to 250 million pounds per year. Estimated incremental project capital costs, which continue to be reviewed, approximate $3.5 billion. Expanded operations would provide improved efficiency and reduce unit net cash costs through economies of scale. Preliminary economics indicate that the expansion would require an incentive copper price of approximately $4.00 per pound and three to four years to complete. The decision to proceed with and timing of the potential expansion will take into account overall copper market conditions and other factors.
Conversion of Bagdad’s haul truck fleet to autonomous haulage was completed in 2025, making Bagdad the first major mine in the U.S. to operate a fully autonomous haulage fleet. FCX continues to optimize the performance of the new autonomous fleet at Bagdad and is advancing projects to expand tailings storage facilities and local infrastructure to enhance optionality in the future expansion opportunity.
FCX continues to advance pre-feasibility studies in the Safford/Lone Star district to define a potential significant expansion opportunity. Positive drilling conducted in recent years indicates a large, mineralized district with opportunities to pursue a significant expansion project. FCX expects to complete these studies during 2026. The decision to proceed with and timing of the potential expansion will take into account results of technical and economic studies, overall copper market conditions and other factors.
Operating Data. Following is summary consolidated operating data for the U.S. copper mines:

	Three Months Ended March 31,
	2026	2025
Copper (millions of recoverable pounds)
Production	309	301
Sales, excluding purchases	327	307
Average realized price per pound	$5.85	$4.60

Molybdenum (millions of recoverable pounds)
Production[a]	7	8

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$3.50	$3.48
By-product credits	(0.70)	(0.49)
Treatment charges	0.13	0.12
Unit net cash costs	$2.93	$3.11
a.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at FCX’s U.S. copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X.

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FCX’s consolidated copper sales volumes from the U.S. copper mines of 327 million pounds in first-quarter 2026 were higher than first-quarter 2025 copper sales volumes of 307 million pounds, primarily reflecting timing of shipments. Consolidated copper sales from FCX’s U.S. copper mines are expected to approximate 1.4 billion pounds for the year 2026.
Average unit net cash costs (net of by-product credits) for the U.S. copper mines of $2.93 per pound of copper in first-quarter 2026 were favorable to first-quarter 2025 average unit net cash costs of $3.11 per pound of copper, primarily reflecting higher by-product credits, partly offset by higher costs for sulfuric acid, diesel fuel and other consumables.
Based on achievement of current sales volume and cost estimates and assuming an average price of $25.00 per pound of molybdenum for the remainder of 2026, average unit net cash costs (net of by-product credits) for the U.S. copper mines are expected to approximate $3.02 per pound of copper for the year 2026. Current cost estimates for 2026 reflect recent pricing impacts for energy and other consumables. The U.S. copper mines’ average unit net cash costs for the year 2026 would change by approximately $0.04 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2026.
South America. FCX manages two copper operations in South America – Cerro Verde in Peru (55.08%-owned) and El Abra in Chile (51%-owned). These operations are consolidated in FCX’s financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Development Activities. At the El Abra operations in Chile, FCX has a significant opportunity to expand the operation to include a major mill facility similar to the large-scale concentrator at Cerro Verde. The project could result in the addition of over 700 million pounds of copper production per year. In March 2026, El Abra submitted an environmental impact statement to Chile regulatory authorities. Preliminary estimates, which remain under review, indicate that the project economics would be supported using an incentive copper price of less than $4.00 per pound. The decision to proceed with and timing of the potential project will take into account required permitting, market conditions and other factors.
Operating Data. Following is summary consolidated operating data for South America operations:

	Three Months Ended March 31,
	2026	2025
Copper (millions of recoverable pounds)
Production	258	271
Sales	248	275
Average realized price per pound	$5.66	$4.36

Molybdenum (millions of recoverable pounds)
Production[a]	6	6

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$3.15	$2.76
By-product credits	(0.79)	(0.44)
Treatment charges	0.01	0.07
Royalty on metals	0.01	0.01
Unit net cash costs	$2.38	$2.40
a.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X.

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FCX’s consolidated copper sales volumes from South America operations of 248 million pounds in first-quarter 2026 were lower than first-quarter 2025 copper sales volumes of 275 million pounds, primarily reflecting lower leach placements. Copper sales from South America operations are expected to approximate 1.05 billion pounds for the year 2026.
Average unit net cash costs (net of by-product credits) for South America operations of $2.38 per pound of copper in first-quarter 2026 were lower than first-quarter 2025 average unit net cash costs of $2.40 per pound of copper, primarily reflecting higher by-product credits and lower treatment charges, offset by lower copper volumes and the impact of currency exchange rates on labor costs.
Based on achievement of current sales volume and cost estimates and assuming an average price of $25.00 per pound of molybdenum for the remainder of 2026, average unit net cash costs (net of by-product credits) for South America operations are expected to approximate $2.60 per pound of copper for the year 2026. Current cost estimates for 2026 reflect recent pricing impacts for energy and other consumables.
Indonesia. PTFI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. In addition to copper, the Grasberg minerals district also produces gold and silver. With the completion of its downstream processing facilities, PTFI is a fully integrated producer of refined copper and gold. FCX has a 48.76% ownership interest in PTFI and manages its operations. PTFI’s results are consolidated in FCX’s financial statements.
Operating, Development and Exploration Activities. Over a multi-year investment period, PTFI has successfully commissioned three large-scale underground mines in the Grasberg minerals district (Grasberg Block Cave, Deep Mill Level Zone (DMLZ) and Big Gossan) and completed related expansion of the milling facilities. At normal operating rates, PTFI’s underground operations produce approximately 1.7 billion pounds of copper and 1.3 million ounces of gold per year and are among the lowest cost operations in the world. First-quarter 2026 production of 95 million pounds of copper and 92 thousand ounces of gold primarily reflects the impact of the temporary suspension of operations at the Grasberg Block Cave underground mine following the September 2025 mud rush incident. A phased restart and ramp-up of the Grasberg Block Cave underground mine is in progress.
PTFI is also conducting exploration in the Grasberg minerals district targeting the potential extension of significant mineralization below the DMLZ underground mine.
Long-term Mining Rights. In February 2026, FCX and PTFI entered into a Memorandum of Understanding (MOU) with the Indonesia government for a life of resource extension of operating rights in the Grasberg minerals district beyond the current expiration in 2041. An extension would enable continuity of large-scale operations for the benefit of all stakeholders and provide growth options through additional resource development opportunities in the highly attractive Grasberg minerals district.
Under the terms of the MOU, FCX would maintain its current ownership interest in PTFI of 48.76% through 2041 and hold approximately 37% beginning in 2042. The existing governance and operating structure, and terms of the existing shareholder agreement, special mining business license (IUPK) and other agreements in effect will continue over the life of the resource. PTFI and FCX are working with the Indonesia government to complete the license renewal process.
Grasberg Block Cave Ramp-Up. Following the September 8, 2025, external mud rush incident, PTFI has progressed a series of activities to address the incident and advance preparation for a safe and sustainable restoration of operations.
PTFI previously announced plans for a phased restart and ramp-up of operations, including (i) the successful restart of the unaffected DMLZ and Big Gossan mines in October 2025, (ii) the planned restart of Grasberg Block Cave Production Blocks 2 and 3 in second-quarter 2026 and ramp up in the second half of 2026, (iii) the planned restart of Grasberg Block Cave Production Block 1S in second-quarter 2027 and (iv) the potential restart of Production Block 1C by the end of 2027.
During first-quarter 2026, PTFI completed remediation and restoration activities required for the restart of Production Blocks 2 and 3 and commenced initial ramp-up activities at the end of March 2026. PTFI also continued to advance activities for a planned future start-up of Production Block 1S and risk mitigation strategies associated with drainage and cave management technologies.

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During initial ramp-up activities in Production Blocks 2 and 3, PTFI encountered changes in operating conditions at the Grasberg Block Cave underground mine following the period of inactivity between September 2025 and April 2026, resulting in a significant increase in the ratio of wet drawpoints compared to the number of drawpoints containing dry material. While PTFI’s existing automated systems to extract ore at the drawpoints are sufficient to support a ramp-up to previously planned levels, modifications to the chute system used to load ore into the automated trains will be required to operate at full capacity. As a result, near-term production from Production Blocks 2 and 3 is expected to be limited to approximately 60% of capacity until required modifications to ore loading infrastructure are made.
Installation of specialized equipment to accommodate the higher percentage of wet ore has commenced and will be sequenced initially to prioritize areas that would benefit the most from the enhancements. PTFI expects the current bottlenecks can be substantially addressed by mid-2027.
PTFI’s overall production rates, which were previously forecast to approximate 85% of capacity in the second half of 2026 and reach 100% of capacity by the end of 2027 are now expected to approximate 65% in the second half of 2026, 80% by mid-2027 and approach full capacity by the end of 2027.
Given the early stage of the initial ramp‑up, production forecasts are inherently more variable than they were prior to the incident. As the ramp‑up progresses over the coming months, additional clarity is expected on a number of factors that could have a positive or negative impact on PTFI’s near‑term forecast. PTFI is confident in the resource, its ability to conduct large‑scale mining safely and efficiently, and its long‑term plans to operate one of the world’s most successful and valuable copper and gold deposits.
In first-quarter 2026, PTFI recognized a gain of $0.7 billion for an insurance settlement associated with the September 2025 mud rush incident under its property and business interruption policies (refer to the supplemental schedule, “Adjusted Net Income,” on page VI). PTFI expects to receive the proceeds from this settlement in second-quarter 2026.
Kucing Liar. Since 2022, PTFI has conducted long-term mine development activities at its Kucing Liar deposit in the Grasberg minerals district. During 2025, PTFI completed studies to evaluate the potential to expand the footprint of the deposit which was previously designed to operate at a long-term rate of 90,000 metric tons of ore per day. The studies identified a low-cost expansion opportunity to increase Kucing Liar’s design capacity to 130,000 metric tons of ore per day and increase Kucing Liar’s reserves by approximately 20%. As a result, PTFI’s preliminary estimates of Kucing Liar reserves currently approximate 8 billion pounds of copper and 8 million ounces of gold to be recovered through 2041, and an extension of PTFI’s operating rights beyond 2041 would extend the life of the project. Average annual Kucing Liar production at full rates would approximate 750 million pounds of copper and 735 thousand ounces of gold. The economic studies took into account an approximate 10% increase in Kucing Liar capital ($0.5 billion), impact to operating rates at the Grasberg Block Cave underground mine and reduction of capital expenditures associated with PTFI’s mine operations in connection with the processing of higher pyrite ore.
At March 31, 2026, PTFI had incurred approximately $1.3 billion for Kucing Liar development, and capital investments are estimated to approximate an additional $4 billion through 2033 (averaging approximately $0.5 billion per year). Initial production is expected to commence ramping up in the 2030 timeframe.
Downstream Processing Facilities. PTFI’s smelter and PT Smelting, PTFI’s 66%-owned smelter and refinery in Gresik, Indonesia, smelt and refine copper concentrate from PTFI, and the PMR processes anode slimes from the smelter and PT Smelting.
Following the September 2025 mud rush incident, smelting operations in Indonesia at both PTFI’s smelter and PT Smelting were adjusted as a result of limited copper concentrate availability. In late December 2025, PT Smelting resumed operations. Shipments to PTFI’s smelter are expected to recommence in the second half of 2026 at a reduced rate dependent on available copper concentrate from mining operations at the Grasberg Block Cave underground mine.
The PMR has operated on a limited basis since the September 2025 mud rush incident, primarily processing anode slimes from PT Smelting.
FCX expects higher variability between PTFI’s production and sales until its downstream processing facilities achieve normalized operating rates.

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Operating Data. Following is summary consolidated operating data for Indonesia operations:

	Three Months Ended March 31,
	2026		2025
Copper (millions of recoverable pounds)
Production	95		296
Sales	82		290
Average realized price per pound	$5.89		$4.34

Gold (thousands of recoverable ounces)
Production	92		284
Sales	116		125
Average realized price per ounce	$4,893		$3,072

Unit net cash (credits) costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.91	[b]	$1.49
By-product credits	(7.65)		(1.46)
Treatment charges	0.61	[b,c]	0.19
Export duties	—		0.19
Royalty on metals	0.60		0.23
Unit net cash (credits) costs	$(3.53)		$0.64
a.For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X.
b.Excludes idle facility and restoration costs associated with the September 2025 mud rush incident. Refer below and to “Adjusted Net Income,” on page VI for a summary of these charges.
c.Reflects downstream tolling fees and operating costs and does not represent market treatment and refining rates. Favorable offsets associated with incremental metals and sulfuric acid produced by PT Smelting and PTFI’s downstream processing facilities are included in revenues and by-product credits.
PTFI’s consolidated sales volumes of 82 million pounds of copper and 116 thousand ounces of gold in first-quarter 2026 were lower than first-quarter 2025 sales volumes of 290 million pounds of copper and 125 thousand ounces of gold, reflecting lower operating rates following the September 2025 mud rush incident.
PTFI’s unit net cash credits (including by-product credits) of $3.53 per pound of copper in first-quarter 2026 were favorable compared to unit net cash costs (net of by-product credits) of $0.64 per pound of copper in first-quarter 2025, primarily reflecting higher by-product credits, partly offset by lower volumes.
Following the September 2025 mud rush incident and until PTFI’s operations return to normal capacity, a portion of PTFI’s production and delivery costs will be recognized as idle facility costs, which are non-inventoriable. Idle facility and restoration costs, which were excluded from PTFI's unit net cash credits, totaled $406 million in first-quarter 2026.
Consolidated sales volumes from PTFI are expected to approximate 0.7 billion pounds of copper and 650 thousand ounces of gold for the year 2026. PTFI’s current sales estimates for the year 2026 are lower than January 2026 estimates of 0.9 billion pounds of copper and 0.8 million ounces of gold, primarily reflecting a projected delay in achieving full ramp-up of the Grasberg Block Cave underground mine pending modifications to ore loading infrastructure. Refer to “Grasberg Block Cave Ramp-Up” above for further information. Copper and gold production volumes for the year 2026 are expected to exceed sales volumes, reflecting deferrals of approximately 100 million pounds of copper and 50 thousand ounces of gold associated with inventory held at PTFI’s smelting operations.
Based on achievement of current sales volume and cost estimates and assuming an average price of $4,500 per ounce of gold for the remainder of 2026, average unit net cash credits (including by-product credits and excluding idle facility and restoration costs associated with the September 2025 mud rush incident) for PTFI are expected to approximate $1.30 per pound of copper for the year 2026. Current cost estimates for 2026 reflect

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recent pricing impacts for energy and other consumables. PTFI’s average unit net cash credits for the year 2026 would change by approximately $0.08 per pound of copper for each $100 per ounce change in the average price of gold for the remainder of 2026.
Molybdenum Mines. FCX operates two wholly owned primary molybdenum operations in Colorado – the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX’s U.S. copper mines and Cerro Verde mine, is processed at FCX’s conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 9 million pounds of molybdenum in both the first quarters of 2026 and 2025. FCX’s consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the primary molybdenum operations and at FCX’s U.S. copper mines and Cerro Verde mine, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $15.69 per pound of molybdenum in first-quarter 2026 were higher than average unit net cash costs of $13.72 per pound in first-quarter 2025, primarily reflecting higher costs for labor, supplies and energy. Average unit net cash costs for the Molybdenum mines are expected to approximate $17.80 per pound of molybdenum for the year 2026, based on achievement of current sales volume and cost estimates.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X.

LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At March 31, 2026, FCX had $3.7 billion in consolidated cash and cash equivalents. FCX also had $3.0 billion of availability under its revolving credit facility, and PTFI and Cerro Verde had $1.5 billion and $350 million, respectively, of availability under their revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $1.5 billion, including $0.1 billion of working capital and other sources, in first-quarter 2026.
FCX’s consolidated operating cash flows are expected to approximate $8.7 billion for the year 2026, including $0.2 billion of working capital and other sources, based on current sales volume and cost estimates, and assuming prices of $6.00 per pound of copper, $4,500 per ounce of gold and $25.00 per pound of molybdenum for the remainder of 2026. The impact of price changes for the remainder of 2026 on operating cash flows would approximate $220 million for each $0.10 per pound change in the average price of copper, $50 million for each $100 per ounce change in the average price of gold and $90 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $1.0 billion in first-quarter 2026, including $0.6 billion for major mining projects.
Capital expenditures are expected to approximate $4.3 billion for the year 2026, including $3.0 billion for major mining projects. Projected capital expenditures for major mining projects include $1.4 billion for planned projects, primarily associated with underground mine development in the Grasberg minerals district, and $1.6 billion for discretionary growth projects.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests’ share and withholding taxes, at March 31, 2026 (in billions):

Cash at domestic companies	$1.9
Cash at international operations	1.8
Total consolidated cash and cash equivalents	3.7
Noncontrolling interests’ share	(0.8)
Cash, net of noncontrolling interests’ share	2.9
Withholding taxes	(0.1)
Net cash available	$2.8

10

Debt. Following is a summary of consolidated debt and the weighted-average interest rates at March 31, 2026 (in billions, except percentages):

			Weighted- Average Interest Rate
Senior notes:
Issued by FCX	$5.3		5.0%
Issued by PTFI	3.0		5.4%
Issued by Freeport Minerals Corporation	0.4		7.5%
PTFI revolving credit facility	0.3		5.4%
Atlantic Copper lines of credit and other	0.5		4.0%
Total consolidated debt	$9.4	[a]	5.2%
a.Does not foot because of rounding.
At March 31, 2026, there were (i) no borrowings and $5 million in letters of credit issued under FCX’s $3.0 billion revolving credit facility, (ii) $250 million in borrowings outstanding under PTFI’s $1.75 billion revolving credit facility, and (iii) no borrowings outstanding under Cerro Verde’s $350 million revolving credit facility.
FCX’s consolidated debt has an average remaining duration of approximately eight years. There are no senior note maturities scheduled in 2026 and $1.3 billion scheduled in 2027.
FINANCIAL POLICY
FCX’s financial policy is aligned with its strategic objectives of maintaining a solid balance sheet, providing cash returns to shareholders and advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding project debt for PTFI’s downstream processing facilities). FCX’s Board of Directors (Board) reviews the structure of the performance-based payout framework at least annually.
Net Debt. At March 31, 2026, FCX’s net debt totaled $2.4 billion, which excludes $3.2 billion of debt for PTFI’s downstream processing facilities. Refer to the supplemental schedule, “Net Debt,” on page VII.
Common Stock Dividends. On March 25, 2026, FCX’s Board declared cash dividends totaling $0.15 per share on its common stock (including a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable, performance-based cash dividend), which will be paid on May 1, 2026, to shareholders of record as of April 15, 2026. The declaration and payment of dividends (base or variable) are at the discretion of the Board and will depend on FCX’s financial results, cash requirements, global economic conditions and other factors deemed relevant by the Board.
Share Repurchase Program. During first-quarter 2026, FCX purchased 1.7 million shares of its common stock for a total cost of $93 million ($54.25 average cost per share), bringing total purchases under its $5.0 billion share repurchase program to 53.7 million shares for a total cost of $2.1 billion ($39.01 average cost per share). As of April 22, 2026, FCX has 1.4 billion shares of common stock outstanding and $2.9 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

CONFERENCE CALL
A conference call with securities analysts to discuss FCX’s first-quarter 2026 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, May 22, 2026.
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11

FREEPORT: Foremost in Copper
FCX is a leading international metals company with the objective of being foremost in copper. Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant operations in the U.S. and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX’s website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements in which FCX discusses its potential future performance, operations and projects. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections or expectations relating to business outlook, strategy, goals or targets; restoration and remediation efforts, and phased restart and ramp-up of production and downstream processing following the mud rush incident at PTFI’s Grasberg Block Cave underground mine and the anticipated impact on FCX’s business, production, sales, results of operations and operating plans; global market conditions, including trade policies; ore grades and milling rates; production and sales volumes; higher variability between PTFI production and sales; unit net cash costs (credits) and operating costs; capital expenditures; operating plans, including mine sequencing; cash flows; liquidity; potential extension of PTFI’s IUPK beyond 2041; timing of shipments of inventoried production; FCX’s sustainability-related commitments and targets; FCX’s overarching commitment to deliver responsibly produced copper and molybdenum, including plans to implement, validate and maintain validation of its operating sites under specific frameworks; achievement of FCX’s 2030 climate targets and its 2050 net zero aspiration; improvements in operating procedures and technology innovations and applications; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal and environmental proceedings; debt repurchases; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases are at the discretion of the Board and management, respectively, and are subject to a number of factors, including not exceeding FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper and gold; changes in export duties and tariff rates; production rates; timing of shipments and sales; PTFI’s ability to repair mud rush incident-related damage, implement enhanced operating procedures, safely restart with a phased ramp-up and achieve full operating rates of production and downstream processing on the expected timeline and optimize production plans; resolve force majeure declarations and maintain relationships with commercial counterparties; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in cash requirements, financial position, financing or investment plans; changes in general market, economic, geopolitical, regulatory or industry conditions, including market volatility regarding trade policies and tariff uncertainty; reductions in liquidity and access to capital; changes in tax laws and regulations; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations, including the ability to smelt and refine or inventory; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of requirements in accordance with PTFI’s IUPK to extend mining rights from 2031 through 2041; process relating to the extension of PTFI’s IUPK beyond 2041; cybersecurity risks; any major public health crisis; labor relations, including labor-related work stoppages and increased costs; compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies; impacts, expenses or results from litigation or investigations; tailings management; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission.
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovations, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX undertakes no obligation to update any forward-looking statements, which are as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains measures such as net debt, adjusted net income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release. For forward-looking unit net cash costs (credits) per pound of copper and molybdenum measures, FCX is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods, and the information needed to reconcile these measures is dependent upon future events, many of which are outside of FCX’s control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

12

FREEPORT
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2026	2025	2026		2025
	Production		Sales
COPPER (millions of recoverable pounds)
(FCX’s net interest in %)
United States (U.S.)
Morenci (72%)[a]	115	112	123		117
Safford (100%)	68	62	73		64
Sierrita (100%)	43	45	45		45
Chino (100%)	42	35	43		34
Bagdad (100%)	33	36	34		36
Tyrone (100%)	7	9	8		9
Miami (100%)	2	2	2		2
Other (100%)	(1)	—	(1)		—
Total U.S.	309	301	327		307

South America
Cerro Verde (55.08%)	210	211	205		210
El Abra (51%)	48	60	43		65
Total South America	258	271	248		275

Indonesia
Grasberg minerals district (48.76%)	95	296	82		290
Consolidated	662	868	657	[b]	872	[b]
Less noncontrolling interests	167	276	155		275
Net	495	592	502		597

Average realized price per pound			$5.78		$4.44

GOLD (thousands of recoverable ounces)
(FCX’s net interest in %)
U.S. (100%)	5	3	5		3
Indonesia (48.76%)	92	284	116		125
Consolidated	97	287	121		128
Less noncontrolling interests	47	146	59		64
Net	50	141	62		64

Average realized price per ounce			$4,889		$3,072

MOLYBDENUM (millions of recoverable pounds)
(FCX’s net interest in %)
Climax (100%)	6	6	N/A		N/A
Henderson (100%)	3	3	N/A		N/A
U.S. copper mines (100%)[a]	7	8	N/A		N/A
Cerro Verde (55.08%)	6	6	N/A		N/A
Consolidated	22	23	24		20
Less noncontrolling interests	3	3	3		2
Net	19	20	21		18

Average realized price per pound			$25.21		$21.67

a. Amounts are net of Morenci’s joint venture partners’ undivided interests.

b. Consolidated sales volumes exclude purchased copper of 10 million pounds in first-quarter 2026 and 66 million pounds in first-quarter 2025.

I

FREEPORT
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2026	2025
U.S.[a]
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	695,400	583,700
Average copper ore grade (%)	0.21	0.20
Copper production (millions of recoverable pounds)	200	191

Mill Operations
Ore milled (metric tons per day)	337,900	321,900
Average ore grades (%):
Copper	0.30	0.29
Molybdenum	0.02	0.02
Copper recovery rate (%)	81.8	84.1
Production (millions of recoverable pounds):
Copper	154	154
Molybdenum	8	8

South America
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	113,200	168,400
Average copper ore grade (%)	0.43	0.39
Copper production (millions of recoverable pounds)	62	77

Mill Operations
Ore milled (metric tons per day)	420,500	411,300
Average ore grades (%):
Copper	0.29	0.30
Molybdenum	0.01	0.01
Copper recovery rate (%)	83.5	83.7
Production (millions of recoverable pounds):
Copper	196	194
Molybdenum	6	6

Indonesia
Ore extracted and milled (metric tons per day):
Deep Mill Level Zone underground mine	66,800	60,400
Big Gossan underground mine	7,300	6,600
Grasberg Block Cave underground mine	4,400	93,600
Other adjustments	5,500	1,000
Total	84,000	161,600
Average ore grades:
Copper (%)	0.65	1.11
Gold (grams per metric ton)	0.48	0.83
Recovery rates (%):
Copper	90.4	87.8
Gold	79.6	76.3
Production (recoverable):
Copper (millions of pounds)	95	296
Gold (thousands of ounces)	92	284

Molybdenum[b]
Ore milled (metric tons per day)	32,800	32,600
Average molybdenum ore grade (%)	0.17	0.17
Molybdenum production (millions of recoverable pounds)	9	9

a.Amounts represent 100% operating data, including Morenci’s joint venture partners’ share.

b. Represents FCX’s primary molybdenum operations in Colorado.
II

FREEPORT
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2026	2025
	(In Millions, Except Per Share Amounts)
Revenues[a]	$6,234	$5,728
Cost of sales:
Production and delivery[b]	4,065	3,756
Depreciation, depletion and amortization (DD&A)	514	466
Total cost of sales	4,579	4,222
Selling, general and administrative expenses	162	154
Exploration and research expenses	38	39
Environmental obligations and shutdown costs	17	10
PT Freeport Indonesia (PTFI) mud rush incident insurance settlement	(699)	—
Total costs and expenses	4,097	4,425
Operating income	2,137	1,303
Interest expense, net[c]	(114)	(70)
Other income, net	11	58
Income before income taxes and equity in affiliated companies’ net earnings	2,034	1,291
Provision for income taxes[d]	(653)	(500)
Equity in affiliated companies’ net earnings	6	2
Net income	1,387	793
Net income attributable to noncontrolling interests[e]	(506)	(441)
Net income attributable to common stockholders[f,g]	$881	$352

Diluted net income per share attributable to common stock	$0.61	$0.24

Diluted weighted-average common shares outstanding	1,444	1,444

Dividends declared per share of common stock	$0.15	$0.15

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to “Derivative Instruments,” on page VII.
b.Includes charges totaling (i) $31 million in first-quarter 2026 and $36 million in first-quarter 2025 for feasibility and optimization studies primarily associated with potential future expansion projects at FCX’s mining operations, and (ii) $3 million in first-quarter 2026 and $44 million in first-quarter 2025 for operational readiness and startup costs associated with PTFI’s smelter and precious metals refinery (collectively, PTFI’s downstream processing facilities).
c.Consolidated interest costs (before capitalization) totaled $174 million in both first-quarter 2026 and 2025.
d.For a summary of FCX’s income taxes, refer to “Income Taxes,” beginning on page VI.
e.Net income attributable to noncontrolling interests is associated with PTFI, Cerro Verde and El Abra. For further discussion, refer to “Noncontrolling Interests,” on page VIII.
f.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to “Deferred Profits,” on page VIII.
g.Refer to “Adjusted Net Income,” on page VI, for a summary of net credits (charges) impacting FCX’s consolidated statements of income.
III

FREEPORT
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2026	2025
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,737	$3,824
Restricted cash and cash equivalents	280	230
Trade accounts receivable	681	977
Value added and other tax receivables	666	686
Inventories:
Product	3,042	3,332
Materials and supplies, net	2,865	2,738
Mill and leach stockpiles	1,513	1,423
PTFI mud rush incident insurance settlement receivable	699	—
Other current assets	609	580
Total current assets	14,092	13,790
Property, plant, equipment and mine development costs, net	41,101	40,736
Long-term mill and leach stockpiles	1,100	1,173
Long-term tax receivables	832	810
Other assets	1,715	1,658
Total assets	$58,840	$58,167

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,142	$4,565
Accrued income taxes	725	456
Current portion of debt	500	466
Current portion of environmental and asset retirement obligations (AROs)	323	313
Dividends payable - common stock	217	219
Total current liabilities	5,907	6,019
Long-term debt, less current portion	8,914	8,913
Environmental and AROs, less current portion	5,592	5,541
Deferred income taxes	4,641	4,622
Long-term leases, less current portion	987	1,010
Other liabilities	1,288	1,296
Total liabilities	27,329	27,401

Equity:
Stockholders’ equity:
Common stock	163	163
Capital in excess of par value	23,713	23,680
Retained earnings	2,050	1,385
Accumulated other comprehensive loss	(304)	(305)
Common stock held in treasury	(6,117)	(6,024)
Total stockholders’ equity	19,505	18,899
Noncontrolling interests	12,006	11,867
Total equity	31,511	30,766
Total liabilities and equity	$58,840	$58,167

IV

FREEPORT
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2026	2025
	(In Millions)
Cash flow from operating activities:
Net income	$1,387	$793
Adjustments to reconcile net income to net cash provided by operating activities:
DD&A	514	466
PTFI mud rush incident insurance settlement	(699)	—
Net charges for environmental and AROs, including accretion	71	49
Payments for environmental and AROs	(38)	(50)
Stock-based compensation	68	54
Net charges for defined pension and postretirement plans	12	14
Pension plan contributions	(5)	(3)
Deferred income taxes	19	26
Charges for PTFI social investment programs	11	15
Payments for PTFI social investment programs	(12)	(13)
Other, net	28	4
Changes in working capital and other:
Accounts receivable	325	(215)
Inventories	201	(143)
Other current assets	—	24
Accounts payable and accrued liabilities	(671)	2
Accrued income taxes and timing of other tax payments	284	35
Net cash provided by operating activities	1,495	1,058

Cash flow from investing activities:
Capital expenditures:
U.S. copper mines	(244)	(255)
South America operations	(114)	(85)
Indonesia operations	(456)	(704)
Molybdenum mines	(29)	(19)
Other	(130)	(109)
Other, net	(12)	(4)
Net cash used in investing activities	(985)	(1,176)

Cash flow from financing activities:
Proceeds from debt	1,137	1,088
Repayments of debt	(1,102)	(636)
Finance lease payments	(9)	(3)
Cash dividends and distributions paid:
Common stock	(218)	(218)
Noncontrolling interests	(225)	—
Treasury stock purchases	(93)	(55)
Proceeds from exercised stock options	19	1
Payments for withholding of employee taxes related to stock-based awards	(43)	(22)
Net cash (used in) provided by financing activities	(534)	155

Net (decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(24)	37
Cash and cash equivalents and restricted cash and cash equivalents at beginning of year	4,173	4,911
Cash and cash equivalents and restricted cash and cash equivalents at end of period[a]	$4,149	$4,948

a.Includes current and long-term restricted cash and cash equivalents of $0.4 billion at March 31, 2026, and $0.6 billion at March 31, 2025.
V

FREEPORT
ADJUSTED NET INCOME
Management uses adjusted net income to evaluate FCX’s operating performance and believes that investors’ understanding of FCX’s performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX’s adjusted net income, which may not be comparable to similarly titled measures reported by other companies, follows (in millions, except per share amounts).

	Three Months Ended March 31,
	2026			2025
	Pre-tax	After-tax[a]	Per Share	Pre-tax	After-tax[a]	Per Share
Net income attributable to common stock	N/A	$881	$0.61	N/A	$352	$0.24

PTFI mud rush incident insurance settlement	$699	$207	$0.14	$—	$—	$—
PTFI mud rush incident - idle facility and restoration costs:
Production and delivery costs	(406)	(120)	(0.08)	—	—	—
DD&A	(93)	(28)	(0.02)	—	—	—
PTFI smelter fire repair costs, net of insurance	—	—	—	(23)	(7)	—
Net adjustments to environmental obligations and litigation reserves	(5)	(5)	—	7	7	—
Cerro Verde historical tax matters[b]	22	12	0.01	—	—	—
Other net charges	(15)	(15)	(0.01)	(12)	(6)	—
Total net credits (charges)[c]	$203	$51	$0.04	$(28)	$(6)	$—

Adjusted net income attributable to common stock	N/A	$830	$0.57	N/A	$358	$0.24
a.Reflects impact to FCX’s net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.First-quarter 2026 includes credits recorded to other income, net, for interest to be collected by Cerro Verde associated with the closure of its 2020 income tax audit.
c.May not foot because of rounding.

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX’s consolidated income tax provision (in millions, except percentages):

	Three Months Ended March 31,
	2026			2025
						Income Tax
		Effective	Income Tax	Income	Effective	(Provision)
	Income[a]	Tax Rate	Provision	(Loss)[a]	Tax Rate	Benefit
U.S.[b]	$434	—%	$(5)	$(75)	—%	$2
South America	721	39%	(281)	495	39%	(193)
Indonesia	838	36%	(302)	795	36%	(288)
Eliminations and other	41	N/A	(12)	76	N/A	(42)
Rate adjustment[c]	—	N/A	(53)	—	N/A	21
Continuing operations	$2,034	32%	$(653)	$1,291	39%	$(500)

a.Represents income (loss) before income taxes, equity in affiliated companies’ net earnings, and noncontrolling interests.
b.In addition to FCX’s U.S. copper and molybdenum mines, which had operating income of $778 million in first-quarter 2026 and $317 million in first-quarter 2025 (refer to “Business Divisions and Segments,” beginning on page VIII), the U.S. jurisdiction reflects non-operating sites and corporate-level expenses, which include interest expense associated with FCX’s senior notes and general and administrative expenses. The U.S. jurisdiction also includes net revisions to environmental obligation estimates and charges associated with legacy oil and gas properties, which are described in “Adjusted Net Income,” on page VI, as applicable.
c.In accordance with applicable accounting standards, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
VI

FREEPORT
INCOME TAXES (continued)
Assuming achievement of current sales volume and cost estimates and prices of $6.00 per pound for copper, $4,500 per ounce for gold and $25.00 per pound for molybdenum for the remainder of 2026, FCX estimates its consolidated effective tax rate for the year 2026 would approximate 30%. Changes in projected sales volumes and average prices during 2026 would incur tax impacts at estimated effective rates of 40% for Peru, 36% for Indonesia and 0% for the U.S. At higher copper prices, FCX’s U.S. jurisdiction may be subject to the Corporate Alternative Minimum Tax provisions of the U.S. Inflation Reduction Act of 2022. However, given its U.S. tax position, FCX would expect the consolidated effective tax rates to decline because of a higher share of earnings from U.S. operations.

NET DEBT
FCX believes that net debt provides investors with information related to the performance-based payout framework in FCX’s financial policy, which requires FCX to maintain its net debt at a level not to exceed the net debt target of $3 billion to $4 billion (excluding project debt for PTFI’s downstream processing facilities). FCX defines net debt as consolidated debt less consolidated cash and cash equivalents. This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX’s net debt, which may not be comparable to similarly titled measures reported by other companies, follows (in millions):

	As of March 31, 2026
Current portion of debt	$500
Long-term debt, less current portion	8,914
Consolidated debt	9,414
Less: consolidated cash and cash equivalents	3,737
FCX net debt	5,677
Less: debt for PTFI’s downstream processing facilities	3,236	[a]
FCX net debt, excluding debt for PTFI’s downstream processing facilities	$2,441
a.Represents PTFI’s senior notes and $250 million of borrowings under PTFI’s revolving credit facility.

DERIVATIVE INSTRUMENTS
For the three months ended March 31, 2026, FCX’s mined copper was sold 38% as rod, 34% as cathode, and 28% in concentrate. All of FCX’s copper concentrate and some cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average settlement copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement.
FCX’s average realized copper price was $5.78 per pound in first-quarter 2026, reflecting copper sales from South America and Indonesia operations, which are generally based on quoted LME monthly average settlement copper prices, which averaged $5.83 per pound in first-quarter 2026, and copper sales from U.S. copper mines, which are generally based on prevailing Commodity Exchange Inc. (COMEX) monthly average settlement copper prices, which averaged $5.79 per pound in first-quarter 2026.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended March 31,
	2026			2025
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$34	$(55)	$(21)	$70	$46	$116
Net income attributable to common stock	$12	$(18)	$(6)	$24	$15	$39
Diluted net income per share of common stock	$0.01	$(0.01)	$—	$0.02	$0.01	$0.03
a.Reflects adjustments to provisionally priced copper sales at December 31, 2025 and 2024.
b.Reflects adjustments to provisionally priced copper sales for the three months ended March 31, 2026 and 2025.

At March 31, 2026, FCX had provisionally priced copper sales totaling 136 million pounds (net of intercompany sales and noncontrolling interests) recorded at an average price of $5.58 per pound, subject to final LME settlement prices over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $12 million effect on 2026 revenues ($4 million to net income attributable to common stock). The LME copper settlement price was $5.99 per pound on April 22, 2026.
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FREEPORT
DEFERRED PROFITS
FCX defers recognizing profits on intercompany sales from its mining operations to Atlantic Copper until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to operating income totaling $70 million ($23 million to net income attributable to common stock) in first-quarter 2026 and $114 million ($34 million to net income attributable to common stock) in first-quarter 2025. FCX’s net deferred profits on inventories at Atlantic Copper to be recognized in future periods’ operating income totaled $68 million ($22 million to net income attributable to common stock) at March 31, 2026. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests, which is primarily associated with PTFI, Cerro Verde and El Abra, totaled $506 million in first-quarter 2026 (which represented 25% of FCX’s consolidated income before income taxes) and $441 million in first-quarter 2025 (which represented 34% of FCX’s consolidated income before income taxes). Refer to “Business Divisions and Segments” below for net income attributable to noncontrolling interests for each of FCX’s business segments.
Based on achievement of current sales volume and cost estimates, and assuming prices of $6.00 per pound of copper, $4,500 per ounce of gold and $25.00 per pound of molybdenum for the remainder of 2026, FCX estimates that net income attributable to noncontrolling interests will approximate $2.0 billion for the year 2026, which would represent approximately 24% of FCX’s consolidated income before income taxes. The actual amount will depend on many factors, including relative performance of each business segment, commodity prices, costs and other factors.

BUSINESS DIVISIONS AND SEGMENTS
FCX has organized its mining operations into four primary divisions – U.S. copper mines, South America operations, Indonesia operations and Molybdenum mines.
In the U.S., FCX operates seven copper operations – Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico, and two molybdenum mines – Henderson and Climax in Colorado. A majority of the copper produced at the U.S. copper mines is cast into copper rod by the U.S. Rod & Refining operations.
In South America, FCX operates two copper operations – Cerro Verde in Peru and El Abra in Chile.
In Indonesia, PTFI operates the Grasberg minerals district. With the completion of its downstream processing facilities, PTFI is a fully integrated producer of refined copper and gold.
U.S. Rod & Refining consists of copper conversion facilities, including a refinery and two rod mills. These operations process copper produced at FCX’s U.S. copper mines and purchased copper into copper cathode and rod. At times, these operations refine copper and produce copper rod for customers on a toll basis.
Atlantic Copper in Spain smelts and refines copper concentrate and markets refined copper and precious metals in slimes.
Intersegment sales are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its business divisions and segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations in the below tables), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, some selling, general and administrative costs are not allocated to the business divisions and segments. Accordingly, the following information reflects management determinations that may not be indicative of what the actual financial performance of each business division and segment would be if it was an independent entity.
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FREEPORT
BUSINESS DIVISIONS AND SEGMENTS (continued)

(in millions)											Atlantic	Corporate,
	U.S. Copper Mines			South America Operations						U.S.	Copper	Other
				Cerro			Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde	Other	Total	Operations		Mines	Refining	& Refining	nations		Total
Three Months Ended March 31, 2026
Revenues:
Unaffiliated customers	$12	$8	$20	$1,218	$253	$1,471	$1,072		$—	$2,052	$966	$653	[a]	$6,234
Intersegment	764	1,415	2,179	163	—	163	—		212	10	3	(2,567)		—
Production and delivery	437	854	1,291	651	158	809	710	[b]	136	2,046	929	(1,856)		4,065
DD&A	69	96	165	86	17	103	194	[b]	24	1	7	20		514
Selling, general and administrative expenses	—	1	1	2	—	2	25		—	—	11	123		162
Exploration and research expenses	8	8	16	4	1	5	—		—	—	—	17		38
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	17		17
PTFI mud rush incident insurance settlement	—	—	—	—	—	—	(699)		—	—	—	—		(699)
Operating income (loss)	262	464	726	638	77	715	842		52	15	22	(235)		2,137
Interest expense, net	(1)	—	(1)	(4)	—	(4)	(15)		—	—	(9)	(85)		(114)
Other (expense) income, net	(1)	(1)	(2)	(4)	4	—	(2)		—	—	1	14		11
Provision for income taxes	—	—	—	(246)	(35)	(281)	(302)		—	—	(3)	(67)		(653)
Equity in affiliated companies’ net earnings	—	—	—	—	—	—	5		—	—	—	1		6
Net income attributable to noncontrolling interests	—	—	—	(182)	(19)	(201)	(292)		—	—	—	(13)		(506)
Net income attributable to common stockholders														881

Total assets at March 31, 2026	3,434	7,512	10,946	8,772	2,301	11,073	27,959		2,006	374	1,904	4,578		58,840
Capital expenditures	44	200	244	74	40	114	456		29	14	56	60		973

Three Months Ended March 31, 2025
Revenues:
Unaffiliated customers	$83	$108	$191	$917	$212	$1,129	$1,564		$—	$1,624	$752	$468	[a]	$5,728
Intersegment	494	945	1,439	174	73	247	6		177	8	3	(1,880)		—
Production and delivery	419	793	1,212	587	201	788	578		122	1,622	734	(1,300)	[c]	3,756
DD&A	50	74	124	91	20	111	186		26	1	7	11		466
Selling, general and administrative expenses	—	1	1	2	—	2	27		—	—	9	115		154
Exploration and research expenses	6	6	12	2	2	4	2		—	—	—	21		39
Environmental obligations and shutdown costs	(7)	—	(7)	—	—	—	—		—	—	—	17		10
Operating income (loss)	109	179	288	409	62	471	777		29	9	5	(276)		1,303
Interest expense, net	—	—	—	(4)	—	(4)	(9)		—	—	(11)	(46)		(70)
Other (expense) income, net	(1)	3	2	32	(1)	31	16		—	—	(5)	14		58
Provision for income taxes	—	—	—	(171)	(22)	(193)	(288)		—	—	(10)	(9)		(500)
Equity in affiliated companies’ net earnings (losses)	—	—	—	—	—	—	3		—	—	—	(1)		2
Net income attributable to noncontrolling interests	—	—	—	(126)	(17)	(143)	(275)		—	—	—	(23)		(441)
Net income attributable to common stockholders														352

Total assets at March 31, 2025	3,239	6,950	10,189	8,166	2,073	10,239	28,006		2,021	364	1,448	3,755		56,022
Capital expenditures	59	196	255	74	11	85	704		19	17	43	49		1,172
IX

FREEPORT
BUSINESS DIVISIONS AND SEGMENTS (continued)
a.Includes revenues from FCX’s molybdenum sales company, which includes sales of molybdenum produced by FCX’s primary molybdenum mines and certain of the U.S. copper mines and the Cerro Verde mine.
b.Includes idle facility and restoration costs associated with the September 2025 mud rush incident at PTFI. For a summary of these charges, refer to “Adjusted Net Income,” on page VI.
c.Includes charges totaling $73 million associated with planned maintenance turnaround costs at the Miami smelter.

PRODUCT REVENUES AND PRODUCTION COSTS

FCX believes unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of its mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX’s management and Board of Directors to monitor its mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments result from prior period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as ARO accretion and other adjustments, inventory write-offs and adjustments, stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, operational readiness and startup costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX’s consolidated financial statements.
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PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2026
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,920		$1,920	$195	$82	$2,197
Site production and delivery, before net noncash and other costs shown below	1,149		1,011	135	52	1,198
By-product credits	(229)		—	—	—	—
Treatment charges	42		39	—	3	42
Net cash costs	962		1,050	135	55	1,240
DD&A	165		136	14	15	165
Noncash and other costs, net	48	[c]	44	3	1	48
Total costs	1,175		1,230	152	71	1,453
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—	1	1
Gross profit	$745		$690	$43	$12	$745

Copper sales (millions of recoverable pounds)	328		328
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$5.85		$5.85	$25.56
Site production and delivery, before net noncash and other costs shown below	3.50		3.08	17.63
By-product credits	(0.70)		—	—
Treatment charges	0.13		0.12	—
Unit net cash costs	2.93		3.20	17.63
DD&A	0.50		0.41	1.83
Noncash and other costs, net	0.15	[c]	0.14	0.44
Total unit costs	3.58		3.75	19.90
Other revenue adjustments, primarily for pricing on prior period open sales	—		—	—
Gross profit per pound	$2.27		$2.10	$5.66

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,197		$1,198	$165
Treatment charges	—		42	—
Noncash and other costs, net	—		48	—
Other revenue adjustments, primarily for pricing on prior period open sales	1		—	—
Eliminations and other	1		3	—
U.S. copper mines	2,199		1,291	165
Other mining[d]	5,949		4,630	329
Corporate, other & eliminations	(1,914)		(1,856)	20
As reported in FCX’s consolidated financial statements	$6,234		$4,065	$514

a.Reflects sales of molybdenum produced by certain of the U.S. copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $17 million ($0.05 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Divisions and Segments,” beginning on page VIII.

XI

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PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2025
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,414		$1,414	$155	$41	$1,610
Site production and delivery, before net noncash and other costs shown below	1,070		952	131	34	1,117
By-product credits	(150)		—	—	—	—
Treatment charges	37		35	—	2	37
Net cash costs	957		987	131	36	1,154
DD&A	124		112	10	2	124
Noncash and other costs, net	39	[c]	37	2	—	39
Total costs	1,120		1,136	143	38	1,317
Other revenue adjustments, primarily for pricing on prior period open sales	4		4	—	1	5
Gross profit	$298		$282	$12	$4	$298

Copper sales (millions of recoverable pounds)	307		307
Molybdenum sales (millions of recoverable pounds)[a]				8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.60		$4.60	$20.16
Site production and delivery, before net noncash and other costs shown below	3.48		3.10	17.05
By-product credits	(0.49)		—	—
Treatment charges	0.12		0.11	—
Unit net cash costs	3.11		3.21	17.05
DD&A	0.40		0.36	1.28
Noncash and other costs, net	0.13	[c]	0.12	0.29
Total unit costs	3.64		3.69	18.62
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01	—
Gross profit per pound	$0.97		$0.92	$1.54

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,610		$1,117	$124
Treatment charges	(4)		33	—
Noncash and other costs, net	—		39	—
Other revenue adjustments, primarily for pricing on prior period open sales	5		—	—
Eliminations and other	19		23	—
U.S. copper mines	1,630		1,212	124
Other mining[d]	5,510		3,844	331
Corporate, other & eliminations	(1,412)		(1,300)	11
As reported in FCX’s consolidated financial statements	$5,728		$3,756	$466

a.Reflects sales of molybdenum produced by certain of the U.S. copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $14 million ($0.05 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Divisions and Segments,” beginning on page VIII.
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PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2026
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,401		$1,401	$202	$1,603
Site production and delivery, before net noncash and other costs shown below	779		689	103	792
By-product credits	(196)		—	—	—
Treatment charges	2		2	—	2
Royalty on metals	3		3	—	3
Net cash costs	588		694	103	797
DD&A	103		90	13	103
Noncash and other costs, net	17	[b]	16	1	17
Total costs	708		800	117	917
Other revenue adjustments, primarily for pricing on prior period open sales	28		28	7	35
Gross profit	$721		$629	$92	$721

Copper sales (millions of recoverable pounds)	248		248

Gross profit per pound of copper:

Revenues, excluding adjustments	$5.66		$5.66
Site production and delivery, before net noncash and other costs shown below	3.15		2.78
By-product credits	(0.79)		—
Treatment charges	0.01		0.01
Royalty on metals	0.01		0.01
Unit net cash costs	2.38		2.80
DD&A	0.41		0.36
Noncash and other costs, net	0.07	[b]	0.07
Total unit costs	2.86		3.23
Other revenue adjustments, primarily for pricing on prior period open sales	0.11		0.11
Gross profit per pound	$2.91		$2.54

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,603		$792	$103
Treatment charges	(2)		—	—
Royalty on metals	(3)		—	—
Noncash and other costs, net	—		17	—
Other revenue adjustments, primarily for pricing on prior period open sales	35		—	—
Eliminations and other	1		—	—
South America operations	1,634		809	103
Other mining[c]	6,514		5,112	391
Corporate, other & eliminations	(1,914)		(1,856)	20
As reported in FCX’s consolidated financial statements	$6,234		$4,065	$514

a.Includes silver sales of 0.8 million ounces ($75.66 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $11 million ($0.05 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX’s other mining operations as presented in “Business Divisions and Segments,” beginning on page VIII.

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PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2025
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,199		$1,199	$135	$1,334
Site production and delivery, before net noncash and other costs shown below	759		688	87	775
By-product credits	(121)		—	—	—
Treatment charges	19		19	—	19
Royalty on metals	2		2	—	2
Net cash costs	659		709	87	796
DD&A	111		99	12	111
Noncash and other costs, net	14	[b]	14	—	14
Total costs	784		822	99	921
Other revenue adjustments, primarily for pricing on prior period open sales	60		60	2	62
Gross profit	$475		$437	$38	$475

Copper sales (millions of recoverable pounds)	275		275

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.36		$4.36
Site production and delivery, before net noncash and other costs shown below	2.76		2.50
By-product credits	(0.44)		—
Treatment charges	0.07		0.07
Royalty on metals	0.01		0.01
Unit net cash costs	2.40		2.58
DD&A	0.40		0.36
Noncash and other costs, net	0.05	[b]	0.05
Total unit costs	2.85		2.99
Other revenue adjustments, primarily for pricing on prior period open sales	0.22		0.22
Gross profit per pound	$1.73		$1.59

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,334		$775	$111
Treatment charges	(19)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		14	—
Other revenue adjustments, primarily for pricing on prior period open sales	62		—	—
Eliminations and other	1		(1)	—
South America operations	1,376		788	111
Other mining[c]	5,764		4,268	344
Corporate, other & eliminations	(1,412)		(1,300)	11
As reported in FCX’s consolidated financial statements	$5,728		$3,756	$466

a.Includes silver sales of 0.8 million ounces ($33.79 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $15 million ($0.05 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX’s other mining operations as presented in “Business Divisions and Segments,” beginning on page VIII.

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PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended March 31, 2026
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$485		$485		$565	$64	$1,114
Site production and delivery, before net noncash and other costs shown below	240		104		122	14	240
By-product credits	(630)		—		—	—	—
Treatment charges	50		22		25	3	50
Royalty on metals	50		24		24	2	50
Net cash (credits) costs	(290)		150		171	19	340
DD&A	192	[b]	84		97	11	192
Noncash and other costs, net	422	[c]	184		214	24	422
Total costs	324		418		482	54	954
Other revenue adjustments, primarily for pricing on prior period open sales	9		9		1	—	10
Gross profit	$170		$76		$84	$10	$170

Copper sales (millions of recoverable pounds)	82		82
Gold sales (thousands of recoverable ounces)					116

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$5.89		$5.89		$4,893
Site production and delivery, before net noncash and other costs shown below	2.91		1.27		1,052
By-product credits	(7.65)		—		—
Treatment charges	0.61		0.26		220
Royalty on metals	0.60		0.29		210
Unit net cash (credits) costs	(3.53)		1.82		1,482
DD&A	2.33	[b]	1.02		842
Noncash and other costs, net	5.13	[c]	2.23		1,855
Total unit costs	3.93		5.07		4,179
Other revenue adjustments, primarily for pricing on prior period open sales	0.10		0.10		11
Gross profit per pound/ounce	$2.06		$0.92		$725

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$1,114		$240		$192
Treatment charges	(2)		48	[d]	—
Royalty on metals	(50)		—		—
Noncash and other costs, net	—		422		—
Other revenue adjustments, primarily for pricing on prior period open sales	10		—		—
Eliminations and other	—		—		2
Indonesia operations	1,072		710		194
Other mining[e]	7,076		5,211		300
Corporate, other & eliminations	(1,914)		(1,856)		20
As reported in FCX’s consolidated financial statements	$6,234		$4,065		$514

a.Includes silver sales of 0.5 million ounces ($84.38 per ounce average realized price).
b.Includes $93 million ($1.13 per pound of copper) of idle facility costs associated with the September 2025 mud rush incident.
c.Includes $406 million ($4.93 per pound of copper) of idle facility and restoration costs associated with the September 2025 mud rush incident.
d.Primarily represents tolling costs paid to PT Smelting, and excludes idle facility related tolling fees that are included in noncash and other costs, net (refer to note c above).
e.Represents the combined total for FCX’s other mining operations as presented in “Business Divisions and Segments,” beginning on page VIII.
XV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2025
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,258		$1,258		$385	$21	$1,664
Site production and delivery, before net noncash and other costs shown below	432		326		100	6	432
By-product credits	(422)		—		—	—	—
Treatment charges	56		42		13	1	56
Export duties	55		42		12	1	55
Royalty on metals	66		48		18	—	66
Net cash costs	187		458		143	8	609
DD&A	186		141		43	2	186
Noncash and other costs, net	97	[b]	73		23	1	97
Total costs	470		672		209	11	892
Other revenue adjustments, primarily for pricing on prior period open sales	19		19		15	1	35
Gross profit	$807		$605		$191	$11	$807

Copper sales (millions of recoverable pounds)	290		290
Gold sales (thousands of recoverable ounces)					125

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.34		$4.34		$3,072
Site production and delivery, before net noncash and other costs shown below	1.49		1.12		797
By-product credits	(1.46)		—		—
Treatment charges	0.19		0.15		102
Export duties	0.19		0.14		102
Royalty on metals	0.23		0.17		144
Unit net cash costs	0.64		1.58		1,145
DD&A	0.64		0.49		343
Noncash and other costs, net	0.34	[b]	0.25		179
Total unit costs	1.62		2.32		1,667
Other revenue adjustments, primarily for pricing on prior period open sales	0.06		0.07		116
Gross profit per pound/ounce	$2.78		$2.09		$1,521

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$1,664		$432		$186
Treatment charges	(8)		48	[c]	—
Export duties	(55)		—		—
Royalty on metals	(66)		—		—
Noncash and other costs, net	—		97		—
Other revenue adjustments, primarily for pricing on prior period open sales	35		—		—
Eliminations and other	—		1		—
Indonesia operations	1,570		578		186
Other mining[d]	5,570		4,478		269
Corporate, other & eliminations	(1,412)		(1,300)		11
As reported in FCX’s consolidated financial statements	$5,728		$3,756		$466

a.Includes silver sales of 0.4 million ounces ($34.05 per ounce average realized price).
b.Includes charges totaling $44 million ($0.15 per pound of copper) for operational readiness and startup costs associated with PTFI’s downstream processing facilities, $24 million ($0.08 per pound of copper) related to the reversal of previously capitalized land lease costs associated with PTFI’s downstream processing facilities and $23 million ($0.08 per pound of copper) for remediation costs related to the October 2024 fire incident at PTFI’s smelter.
c.Represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Divisions and Segments,” beginning on page VIII.
XVI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2026	2025

Revenues, excluding adjustments[a]	$221	$186
Site production and delivery, before net noncash and other costs shown below	129	116
Treatment charges and other	9	9
Net cash costs	138	125
DD&A	24	26
Noncash and other costs, net	7	6
Total costs	169	157
Gross profit	$52	$29

Molybdenum sales (millions of recoverable pounds)[a]	9	9

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$25.21	$20.32
Site production and delivery, before net noncash and other costs shown below	14.73	12.70
Treatment charges and other	0.96	1.02
Unit net cash costs	15.69	13.72
DD&A	2.80	2.83
Noncash and other costs, net	0.75	0.62
Total unit costs	19.24	17.17
Gross profit per pound	$5.97	$3.15

Reconciliation to Amounts Reported

		Production
Three Months Ended March 31, 2026	Revenues	and Delivery	DD&A
Totals presented above	$221	$129	$24
Treatment charges and other	(9)	—	—
Noncash and other costs, net	—	7	—
Molybdenum mines	212	136	24
Other mining[b]	7,936	5,785	470
Corporate, other & eliminations	(1,914)	(1,856)	20
As reported in FCX’s consolidated financial statements	$6,234	$4,065	$514

Three Months Ended March 31, 2025
Totals presented above	$186	$116	$26
Treatment charges and other	(9)	—	—
Noncash and other costs, net	—	6	—
Molybdenum mines	177	122	26
Other mining[b]	6,963	4,934	429
Corporate, other & eliminations	(1,412)	(1,300)	11
As reported in FCX’s consolidated financial statements	$5,728	$3,756	$466

a.Reflects sales of the Molybdenum mines’ production to FCX’s molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX’s consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX’s other mining operations as presented in “Business Divisions and Segments,” beginning on page VIII. Also includes amounts associated with FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the U.S. copper mines and the Cerro Verde mine.
XVII